RESULTS OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders (the "Special Meeting") of Buffalo Funds (the "Trust") was held on October 2,
2015. At the Special Meeting, shareholders voted on a proposal to elect four current trustees and three trustee nominees to serve on the Board of Trustees. Further details regarding the proposal and the Special Meeting are contained in a definitive proxy statement filed with the Securities and Exchange Commission on August 18, 2015.

At the Special Meeting, the following individuals were elected to serve on the Board of Trustees by the shareholders of all Funds voting together in the aggregate:

Nominee

Number of
Votes For

Number of
Votes Withheld

% of Outstanding
Shares Voted
Affirmatively

Clay E. Brethour
243,861,213
5,556,630
86.35%

J. Gary Gradinger
244,257,036
5,160,807
86.49%

Philip J. Kennedy
227,313,810
22,104,033
80.49%

Rachel F. Lupardus
244,416,830
5,001,014
86.55%

Hans H. Miller
244,516,413
4,901,430
86.58%

Joseph C. Neuberger
225,497,804
23,920,039
79.85%

Jeffrey D. Yowell
244,857,102
4,560,742
86.70%